Filed Pursuant To Rule 433

Registration No. 333-277837

November 12, 2025

Ready to add a Bitcoin fund to your portfolio?

BTC Grayscale Bitcoin Mini Trust ETF. Get the Grayscale Bitcoin Mini Trust ETF.

Ticker: BTC Low-fee 0.15%. From Grayscale. In my portfolio. The Bitcoin Fund, from the world's largest digital asset focused investment platform. Just search for ticker BTC wherever you invest

Grayscale BTC Grayscale Bitcoin Mini Trust ETF. Grayscale invest in your share of the future. Grayscale Bitcoin Mini Trust ETF ("BTC" or the "Fund"), an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act) and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. Investing involves risk, including possible loss of principal. An investment in BTC is subject to a high degree of risk and heightened volatility. BTC is not suitable for an investor that cannot afford the loss of the entire investment. An investment in the Fund is not a direct investment in Bitcoin. The Fund has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 310, Portland, Maine 04101. Foreside Fund Services, LLC is the Marketing Agent for BTC.

The Grayscale Bitcoin Mini Trust ETF (the "Fund") has a filed registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, 190 Middle Street, Suite 310, Portland, Maine 04101.